Exhibit 99.1

Ampio Clinical, Regulatory and Corporate Update

ENGLEWOOD, Colo., May 22, 2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced updates on subjects of interest to shareholders.

Clinical:  The results of the AP-003-C open label extension study outlining the safety and efficacy of repeat injections of AmpionTM in patients with severe osteoarthritis-of-the-knee (OAK) have been accepted as a podium presentation at the 83rd Annual Meeting of the Western Orthopedic Association (WOA) in Monterey, CA., held from July 31st to August 3rd, 2019.  The WOA meeting was developed primarily for orthopedic and trauma surgeons and allied health professionals. The WOA Committee selected multiple research papers and invited nationally respected speakers to present practice-related techniques and findings in orthopedic surgery that cover a variety of specialty orthopedic disciplines and advances in treatment.

The Ampion study is entitled “Investigating Repeated Intra-Articular Injections of The Anti-Inflammatory Compound LMWF-5A (Ampion) In Adults with Severe Osteoarthritis: An Open-Label Extension Study” and will be presented by orthopedic surgeon,  John Schwappach, MD. on August 3, 2019.

Dr. Schwappach summarized the findings: “The purpose of the open label extension study was to evaluate repeat dosing of Ampion every 12 weeks for 52 weeks for safety, efficacy, and structural changes to the joint. The study reported that repeated injections of Ampion are safe and well tolerated, and patients can expect a consistent, beneficial effect with repeat injections. Importantly, there was an improvement in joint space thickness of 12% in the medial compartment for subjects with medial disease, and an improvement of 6% in the lateral compartment for subjects with lateral disease. These in vivo measurements of space, occupied by cartilage in a healthy knee, along with available in vitro data are highly suggestive of Ampion being a safe and effective disease-modifying drug for OAK (DMOAD).”

Regulatory:  Ampio Pharmaceuticals has been in contact with the U.S. Food and Drug Administration (FDA) regarding the Special Protocol Assessment (SPA) following its re-submission of a revised protocol for AP-013,  which the Company believes implements all of the Agency’s recommendations provided since the beginning of the SPA review cycle. The Agency confirmed that it would make every effort to expedite this review, however due to a heavy workload,  they were not able to commit to providing a response to the Company’s SPA re-submission earlier than the 45-day window outlined in the Guidance for Industry Special Protocol Assessment, leading the Company to expect the response will be in mid-June rather than late May 2019, as previously predicted.

Corporate:  Ampio Pharmaceuticals has engaged Squire Patton Boggs (US) LLP (SPB) as legal counsel for the Company. SPB is a full-service global law firm featuring a multidisciplinary team of over 1,500 lawyers in 47 offices across 20 countries. https://www.squirepattonboggs.com

Ampio Pharmaceuticals has also commenced a process to review its appointment of its independent audit firm and has commenced a search to evaluate its options.  If the Company were to appoint a new independent audit firm, it would expect to onboard that firm by the end of the second quarter. Plante Moran has agreed to assist with the search process and with any resulting transition.

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other  symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation, and increased density of subchondral bone.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements

Ampio Pharmaceutical’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “predict,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA responses and decisions including the timing thereof, the Special Protocol Assessment (SPA), the Biological License Application (BLA), the ability of Ampio to enter into partnering arrangements, to initiate, conduct and report the results of clinical trials, and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, periodic reports on Form 8-K, and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact

Phone: (720) 437-6500

info@ampiopharma.com